     Exhibit 99.2

April 23, 2019

Board of Directors
Synalloy Corporation
Attention: Craig Bram, President and Chief Executive Officer
4510 Cox Road
Suite 201
Richmond, VA 23060

Dear Craig and Members of the Board of Directors,

This letter expresses our interest in acquiring Synalloy Corporation (“Synalloy” or the “Company”). The following “Indication of Interest” includes a preliminary, nonbinding proposal for an all-cash acquisition of Synalloy by Privet Fund Management LLC (“Privet”) or a Privet affiliate. As you know, Privet is a significant shareholder of Synalloy owning 14.5% of the Company’s outstanding shares, and we appreciate the opportunity we have had to develop a deep understanding of the Company in connection with that investment. We hope that you and the members of the Board of Directors find this Indication of Interest compelling, and we look forward to working with you to complete a transaction.

Transaction Overview
We have reviewed the Company’s financial and other information, and we are prepared to pursue a consensual, negotiated transaction in which Privet, through a newly formed acquisition vehicle, would pay $20.00 per share in cash to acquire 100% of the outstanding shares of the Company not already owned by Privet or one of its affiliates (the “Transaction”). This price represents a 42% premium to the closing price of $14.05 per share for the Company’s stock on April 22, 2019.

Financing
We expect that we would finance the Transaction with a combination of available cash and debt financing from third-party financing sources. Privet has experience completing leveraged transactions, and we expect that our lending relationships would be eager to provide financing for this Transaction.

Due Diligence and Timing
Given our familiarity with the Company and deep understanding of the Company’s business, we believe we can complete our full diligence review in an expedited timeframe once we are provided full access to management and diligence information. Prior to execution of a definitive purchase agreement, we would anticipate completion of the following activities: (i) customary company and financial diligence, including reviews of historical and future prospects of the business; (ii) confirmatory accounting and tax review; and (iii) completion of confirmatory legal due diligence.

If you are willing to move forward with the Transaction, we are prepared to commit the resources needed to complete due diligence, finalize financing arrangements and negotiate and enter into a definitive acquisition agreement.

Overview of Privet
Privet was formed in 2007 to manage investment partnerships focused on investing in small capitalization companies across all levels of the capital structure.  Privet specializes in providing long-term, flexible capital solutions to complex transactions including restructurings, public to private acquisitions and special situations.  Our firm focuses on companies that possess strong fundamentals and that can capably navigate through market cycles.  We capitalize companies prudently to protect our downside risk and generate returns through operational execution and additive acquisitions. Privet has been a significant shareholder of the Company since 2016.

We very much hope that you and the Board of Directors find this proposal compelling for the Company’s shareholders, and we look forward to working with you in connection with a possible Transaction. This proposal is not intended to be legally binding, and is subject to, among other things, the negotiation and execution of a mutually satisfactory definitive acquisition agreement, regulatory approvals, the receipt of financing and satisfactory completion of our due diligence.

We appreciate the opportunity to continue our dialogue with you and the Board. Please do not hesitate to contact us with any questions or clarifications and we hope to hear from you soon.

Best Regards,

/s/ Ryan Levenson and Ben Rosenzweig
Privet Fund Management LLC